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                                                                   Exhibit 10.36


RTP OEM SOFTWARE LICENSE AGREEMENT

This OEM Software License Agreement is made and entered into as of the Effective Date MARCH 1ST, 2001 by and between FUJITSU-SIEMENS Computers GmbH (hereinafter called "FSC") and UNISPHERE NETWORKS INC. (hereinafter called "LICENSEE") with a place of business at One Executive Drive, Chelmsford Massachusetts, 01824, USA on behalf of itself and its Subsidiaries.

RECITALS

FSC develops and licenses software, APIs, documentation and other intellectual property that enable Original Equipment Manufacturers ("OEMs") to build highly available computing clusters for target applications which include telecommunications equipment.

LICENSEE is an OEM who designs, manufactures, sells and supports a variety of telecommunications equipment and software.

LICENSEE wishes to license the software known as the "Resilient Telco Platform", hereinafter referred to as "RTP", subject to the terms and conditions of this Agreement, for the purpose of building and redistributing software applications with LICENSEE's equipment and/or software. RTP as used throughout this document is understood to include also third party components as defined in Schedule D.

RTP-C Source code will be provided to enable LICENSEE to honor the response time expectations of its service level agreements with its customers in making defect corrections and for no other than these limited service purposes. Any other source code changes need the prior written approval of FSC.

RTP-C can be run on both a single node as well as a multi node cluster without requiring changes to the LICENSEE's API (except eventually changes due to timing behavior). The target platform for the licensee is the Sun Microsystems Netra / Solaris Operating System computer.

It is understood that both parties intend to decouple the existing SS7 protocol stack (by Ulticom) and porting a new one into RTP. FSC is willing to provide RTP without the existing SS7 stack, and will provide documentation and information including a one-week workshop on the interaction between the SS7-stack and the RTP. Any further support needs to be agreed upon separately.

Furthermore it is understood that FSC intends to replace the Oracle database by another company's product. In this case the new database can only be used by RTP, any applications built on top of RTP by Unisphere need a separate database to be provided by Unisphere.


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NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the parties hereby agree as follows:

1.0      GENERAL TERMS - LICENSE GRANT

Terms of this agreement are individually negotiated and come under the purview of Confidential Information and are governed by the Confidential Information clause defined in Section 9.0.

1.1 FSC will provide to LICENSEE the human readable source code and all applicable user documentation (the "Source Code") and the matching machine readable binary code and all applicable user documentation (the "Object Code") for any delivered RTP version or release or patch, including comments, tools, notes, and related and supporting technical documentation of RTP to LICENSEE, excluding third party software components of RTP, for which FSC will supply to LICENSEE the machine readable object code. RTP is governed by the Confidential Information clause below.

1.2 In respect of RTP Software, FSC hereby grants to LICENSEE, and LICENSEE accepts, a nonexclusive (except as provided herein), world-wide, non-transferable (except as provided herein) license to:

         (i) use, copy and modify the Source Code version of the RTP Software (except 3rd party software) for purposes of development of bug fixes, patches or work-arounds for any reported problems or errors, which are of severity, level 1 and 2 and which require urgent resolution.

         (ii) copy the Source Code as required for purposes of back-up, disaster recovery or source code control, and

         (iii) incorporate the Object Code version of the RTP Software into the "Named Products" as hereinafter defined.

         (iv) distribute and sublicense copies of the Object Code version of the RTP Software to Licensee's end users for use with the Named Products, under a sublicense agreement containing terms and conditions substantially similar to those set forth in this Agreement, and

         (v) grant to Licensee's resellers the right to distribute and sublicense copies of the Object Code version of the RTP Software to end users for use with the Named Products, under the same terms and subject to the same limitations and obligations specified for Licensee above.


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1.3      Any use of RTP other than as provided in section 1.2 above is expressly prohibited by this Agreement. LICENSEE shall not have the right to place machine-readable object code for the SS7 and the database components of the RTP Software on its Internet site for downloading by its customers. Prior written approval of FSC is required if Licensee wishes to download the remaining components of RTP over the Internet.
         In no event shall Licensee place source code of RTP software on any Internet site. There is no limit on the number of copies of RTP as part of the Named Product that LICENSEE can sell or distribute, bundled with the Named Products but never on a stand-alone basis only, and whether directly to end user customers of LICENSEE or through third party distributors, or system integrators.

1.4 The License includes a limited license under patents owned by FSC, or in which FSC has sufficient rights from third parties to grant such rights, but only to the extent necessary or to exercise any license right granted by FSC to LICENSEE pursuant to this Agreement.

1.5 RTP (object code and source code) is licensed, not sold, to the LICENSEE. RTP and all modifications to the RTP are and shall become the sole property of FSC and its suppliers, and, other than as set forth above, this Agreement in no way confers any ownership rights to the RTP to the LICENSEE.

1.6 Except as otherwise provided in Section 1.5, Named Products are the sole property of LICENSEE and all ownership rights to the Named Products shall be and remain with the LICENSEE, and this Agreement in no way confers any right title or interest in or to the Named Products or any intellectual property rights included therein.

1.7 RTP Dependencies With 3rd Party Suppliers: It is FSC's responsibility to work with third parties to provide the agreed upon functionality and problem resolution required. The list of third party suppliers currently consists of:

- SS7 stack (Ulticom) [as long as it is bundled with RTP]

- Database (currently Oracle) [as far as RTP-C usage is concerned]

- Sun Cluster Software and Sun Solaris (as far as RTP-C usage is concerned)

- SNMP agent (SNMP Research International)

- Freeware/Shareware components.




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2.0      NAMED PRODUCTS

LICENSEE shall use the RTP for the purpose of creating the following Named Products of the LICENSEE. The Named Products shall include any future revisions, model numbers and successors for these products as well.

Named Products:  Unisphere Networks Inc. SRX-3000

The SRX-3000 is a service creation and delivery platform that allows providers to integrate converged voice and multimedia services on cable modem access, xDSL, and next-generation wireless networks as well as ATM and circuit-switched networks. The SRX-3000 supports legacy and next- generation interfaces in a integration of legacy and "new world" technologies. It enables a service creation environment that gives service providers a choice of turnkey and mix and match solutions. It provides control over IP, ATM, and legacy TDM connections allowing mediation.

The Unisphere Networks Universal Call Engine provides delivery of services over a normalized calling service interface. The Softswitch enables high-availability and scalability to carrier grade Busy Hour Call Attempts through hardware redundancy and multi-node clustering and rolling upgrades. It leverages directory enabled technology to provide subscriber profile management, including service level enforcement.

3.0      LICENSING AND ROYALTY FEES

3.1 ROYALTY FEES: LICENSEE will pay royalties per the royalty schedule defined in Schedule A.


3.2      DEPLOYMENT SUPPORT LICENSE FEE: LICENSEE will pay fees defined in
         Schedule B.

3.3 Royalty Fees and Deployment Support Fees due and payable shall be reported calendar quarterly within 10 days after each such period and be paid within 30 days after receipt of respective invoice. As soon as tools are available both parties intend to automate this process when technically and commercially feasible.

         Not more than once every two years, FSC may designate an independent certified auditor acceptable to LICENSEE to inspect the directly relevant records of LICENSEE during LICENSEE's regular business hours and at a time that is mutually agreed upon by both FSC and LICENSEE to determine the accuracy of all payments previously made by LICENSEE hereunder. The auditors will act under NDA to be mutually agreed by Licensee and FSC. Any expenses of such inspection shall be borne by FSC, unless the audit evidences an underpayment of more than five (5) percent. In case of an underpayment exceeding five (5) percent the reasonable cost for the audit shall be borne by LICENSEE. Any information derived from LICENSEE's reports or records shall be maintained in confidence by the auditor and FSC as Confidential Information of LICENSEE. Auditor is entitled to take notes on payment,

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         Ulticom boards, license fees and number of copies only. LICENSEE shall receive a copy of auditor's reports.

3.4 DEVELOPMENT SUPPORT LICENSE FEE: The normal up front development fee shall be waived due to the beneficial nature of the LICENSEE's project to FSC. All other development fee payments are due 30 days after receipt of invoice. FSC will invoice LICENSEE annually.

3.5 SOURCE CODE BUY OUT - FSC offers a source code buyout price of $250,000, not including the OMNI or database source code, but only in the event that FSC or any legal successor or any legal entity which has taken over the rights and obligations on RTP generally and permanently discontinues development and support of the RTP product. Any such buyout shall give Licensee non-exclusive rights to use the source code for the purposes of this Agreement especially for on going developments of the Named Product and for maintenance purposes. It is especially agreed upon by the parties, that any such buy out does not prevent FSC to grant third parties similar buyout rights, however limited to the specific purposes of respective license and service agreements concluded between FSC and such third parties. FSC shall provide at least a six-month notice of plans to terminate active development of the RTP product. In case of a source code buyout this Agreement shall be considered as terminated in accordance with section 5. Further details shall be mutually agreed upon in a separate source code buyout agreement.

3.6 DISCOUNTED TRANSFER PRICE - LICENSEE receives a transfer price of 60% of RTP list prices for software (Schedule A) and support and maintenance fees (Schedule B) and 65% for hardware (Schedule A). FSC agrees that LICENSEE shall receive it's best discounting structure at the time this agreement has been concluded under comparable conditions and further agrees not to discriminate against LICENSEE in the future.

3.7 MAINTENANCE: FSC provides Maintenance, which consists of Technical Support and includes all minor releases of RTP. Minor releases are those Software releases that add minor improvements and/or bug fixes to an existing major release, and are designated by alphabetic characters after the version number (e.g. 1.1B, 1.1C). FSC will provide Technical Support via telephone and e-mail as described in Schedules B and C of this Agreement. Under Technical Support, FSC shall use commercially reasonable efforts to assist LICENSEE in diagnosing errors/malfunctions and either correcting such errors/malfunctions, or assisting LICENSEE in using the Software to avoid them.

3.8 UPGRADES: Upgrades are major new releases of the RTP. A major release adds significant new functionality, and/or performance increase to a prior release, and is designated by a version number (e.g., 1.1, 2.0). FSC commits to continue upgrading RTP and provide it to LICENSEE. Maintenance and Upgrades are both covered by


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         the mandatory Development Support license and the Deployment
         Support license. For the current list prices see Schedule B.

3.9 Development Support: Source code must have a version number that matches the latest executable delivered. FSC will provide to Licensee the necessary information to construct its own "build environment" for RTP. Specifically FSC will provide support for problems encountered with executables, containing 3rd party components like e.g. Interfaces with Java, etc., if caused by the use of RTP.

3.10 New FEATURE REQUESTS: The process of feature requests has been introduced to address the occasional need for functionality of features deviating from the RTP manuals or for extending the documented RTP functionality. This process should be used for any additional requirements or features, licensee sees necessary for their respective applications. Feature request enter the RTP planning process and are discussed with RTP's customers for priority, time schedule and business impact. In the event that major RTP feature development, not previously included in the roadmap, is required by LICENSEE, additional costs for these features will be negotiated in good faith.

4.0      COPYRIGHTS

LICENSEE shall reproduce and apply any copyright or other proprietary rights notices of third party products embedded in RTP to any copies of RTP, in whole or in part, in any form. FSC acknowledges that LICENSEE's plan to either place copyright notices within the Named Product itself (where it will not be viewed by end user customers) or within a `help' or `about the Named Product' box in the Named Product will satisfy this requirement.

4.1 Ulticom specifics: Each portion of the Software and Documentation reproduced by Licensee shall include the intellectual property notice or notices appearing in or on the corresponding portion of such materials as delivered by Licensor hereunder. Licensee shall ensure that all copies of the Software made pursuant to this Agreement CONSPICUOUSLY display a notice substantially in the following form:

COPYRIGHT (C) 1998 (OR OTHER APPROPRIATE YEAR(S)), ULTICOM, INC. ALL RIGHTS RESERVED.

If Licensee is unsure of the appropriate year(s), it shall consult Licensor to obtain the correct designation. Such notice shall be on labels on all media containing Software. If the copyright symbol "(C)" cannot technically be reproduced, Licensee shall use the word "Copyright" followed by the notation "(c)" in its place.


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5.0      TERM AND TERMINATION

5.1 The initial term of this AGREEMENT shall commence on the EFFECTIVE DATE and continue thereafter for a period of 2 (two) years. Thereafter the term shall automatically extend from year to year unless both parties mutually agree to terminate the AGREEMENT including a termination by source code buy-out according to section 3.5.

5.2 Either Party may elect to terminate this AGREEMENT for a material breach of contract by the other Party upon delivery of at least 30 days prior written notice to the other Party; provided, however, if such material breach of contract is cured by the other Party within said 30 days on or before the EFFECTIVE DATE of termination, such election and notice shall be of no further force and effect and this AGREEMENT shall not be terminated thereby.

5.3 Termination of this AGREEMENT shall not affect the licenses granted or copies of the Named Product sold by LICENSEE according to this AGREEMENT at the time of termination.

5.4 In case LICENSEE becomes a direct competitor of FSC by merging with or being acquired (50% or more) by a direct competitor of FSC in the field of Information Technology, LICENSEE will inform FSC promptly in writing. FSC is entitled within two months after receipt of such notice to terminate this AGREEMENT unless it consents to such a merger or acquisition. FSC shall not unreasonably withhold its consent. For purposes of this clause, and without limiting the generality of the foregoing, any withholding of consent by FSC shall not be deemed unreasonable if, in FSC's reasonable judgment, access by such third party to the RTP Software would be significantly injurious to FSC's business or reputation. Licenses already granted will remain unaffected by such termination and a reimbursement of prepaid license fees - if any - will be made on a pro-rata basis.

         5.5 In case FSC or its RTP-C technology is acquired by or is subject to a merger with a direct competitor of LICENSEE, FSC will inform LICENSEE promptly in writing. LICENSEE is entitled within two months after receipt of such notice to terminate this AGREEMENT unless LICENSEE consents to such a merger or acquisition. LICENSEE shall not unreasonably withhold its consent. For purposes of this clause, and without limiting the generality of the foregoing, any withholding of consent by LICENSEE shall not be deemed unreasonable if in LICENSEE's reasonable judgment, reliance by LICENSEE upon the performance by such competitor of FSC's duties under this Agreement would be significantly injurious to LICENSEE's business or reputation. Software licenses granted pursuant to Section 1 of this Agreement prior to the effective date of the termination shall be unaffected by such termination and a reimbursement of prepaid license fees, if any, will be made on a pro-rata basis. In addition to its right to terminate this Agreement, LICENSEE shall upon notice have the right to acquire the RTP C Source Code and all accompanying documentation and FSC shall grant a non-exclusive, perpetual and worldwide license to use, copy, modify, enhance, create derivative works from, produce, distribute,



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         license and support the Source Code. FSC shall deliver the Source Code and documentation within thirty days after the effective date of Licensee's termination. The price for the Source Code and documentation shall be twelve and one half million U.S. Dollars ($12,500,000) minus fifty percent (50%) of the cumulative royalty fees, after discount, (as defined in Schedule A of this Agreement) paid to FSC as of the effective date of such termination. Notwithstanding the foregoing, in no event shall the price for the Source Code and documentation be less than two and one half million U.S. Dollars ($2,500,000).

5.6 If this Agreement terminates for other reasons than Source Code buyout according to section 3.5 or 5.5, LICENSEE shall return all copies of the RTP (source code and object code) to FSC and shall certify in writing that all components of the RTP have been returned, made unreadable, or erased from the memory of LICENSEE's computers, all except the ones that may be necessary for LICENSEE to use in order to honor written maintenance commitments to customers existing as of the termination date; and LICENSEE shall have no further rights of distribution; however, termination of the License shall not affect any existing agreements with customers or licensees, whose license rights shall continue perpetually.

5.7 EXCEPT FOR TERMINATION DUE TO MATERIAL BREACH OF CONTRACT BY LICENSEE OR SOURCE CODE BUY OUT ACCORDING TO SECTIONS 3.5 AND 5.5, THE OBLIGATION OF FSC PURSUANT TO SECTION 2 OF SCHEDULE B AND SCHEDULE C TO PROVIDE SUPPORT AND MAINTENANCE ENDS 7 YEARS AFTER THE TERMINATION DATE OF THIS AGREEMENT.

6        REPRESENTATIONS AND WARRANTIES

6.1 FSC represents and warrants that FSC owns or has the legal right to use and license the RTP as licensed under this Agreement, that the RTP does not infringe any patent or copyright or violate any other proprietary rights of a third party, and that FSC has the full power and authority to enter into this Agreement. Concerning Ulticom the above statement is subject to pending contract signature between Siemens AG and Ulticom. FSC further represents and warrants to the best of its knowledge and belief that as of the Effective Date and thereafter throughout the term, the statements contained in this Article 6.0 are and shall be true and correct.

6.2 FSC warrants that the RTP, including related supporting data and files, will function correctly when dealing with dates, times and date/time related data in the following manner; (i) the RTP will accurately process date/time data (including calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, (ii) when used in combination with information technology products from other vendors used by RTP,



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         the RTP will accurately process date/time to data with the other vendor's information technology products, and (iii) the RTP will neither contain nor create any logical or mathematical inconsistency, will not malfunction, and will not cease to function when processing date/time data.

6.3 If LICENSEE requires information concerning origin of the RTP due to government contract requirements or other U.S. reporting requirements, LICENSEE will provide FSC with a written outline of the specific information requirements, which products such requirements apply to, and the reason or legal basis for the requirement. Upon receipt of such information from LICENSEE, FSC will supply the information requested.

6.4 EXCEPT AS EXPRESSLY PROVIDED HEREIN, FSC DOES NOT MAKE AND HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES RELATING TO THE RTP, INCLUDING BUT NOT LIMITED TO, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTIES THAT MIGHT ARISE FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

7        LIMITATION OF LIABILITY

7.1 TO THE MAXIMUM EXTENT PERMITTED BY LAW, UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, WHETHER TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, CONTRACT, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL, INCIDENTAL, RELIANCE OR CONSEQUENTIAL DAMAGES, EVEN IF IT SHALL HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

7.2 In no event shall the aggregate liability of either party exceed the aggregate amount paid by LICENSEE for the RTP under this Agreement, except for loss or damage arising out of:

         (a) breach of Sections 8.0 (INDEMNIFICATION) or 9.0 (CONFIDENTIAL INFORMATION)of this Agreement, or

         (b) Licensee's breach of its obligations under Section 1.3 of this Agreement to (i) distribute the RTP Software only when bundled with the Named Products and not on a stand-alone basis, and
                  (ii) not place the source code of the RTP Software on any Internet site.

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         Each party's liability arising out of subparagraphs 7.2(a) and 7.2(b)
         shall be limited to the greater of (c) the amount of its applicable insurance coverage limits or (d) the aggregate amount paid by Licensee for the RTP under this Agreement, provided however that in no event shall such limitation of liability arising out of subparagraphs 7.2(a) and 7.2(b) be less than ten million US dollars ($10,000,000).

8. INDEMNIFICATION

8.1 Notwithstanding Article 7 above, FSC agrees that it will, at its own expense, defend LICENSEE in respect of any action brought against LICENSEE, and indemnify LICENSEE against any award of damages and costs made against LICENSEE in any and all claims, actions or suits alleging that the RTP used within the scope of the License herein granted constitutes an infringement of any patent or copyright or other intellectual property rights. The indemnification obligation shall not apply, where the infringement is caused by modifications of RTP made by LICENSEE, if the infringement is solely based on said modifications or attributably caused by any use of the RTP in combination, operation or use with any machine, program or other material, if the infringement is solely based on such combination.

8.2 LICENSEE shall notify FSC promptly in writing of any action brought against LICENSEE based on a claim described in Section 8.1. FSC shall defend such action at its expense and pay all expenses and costs attributable to such claim incurred by LICENSEE, and all settlements and damages awarded against LICENSEE in such action or settlement that are attributable to such claim. FSC shall have control of the defense of such action including appeals, and of all negotiations thereof, including the right to effect any settlement or compromise with the written consent of LICENSEE. LICENSEE shall reasonably cooperate with FSC in the defense of such claim at FSC cost, and may be represented, at LICENSEE's expense, by counsel of LICENSEE's selection. In the event that counsel retained by FSC advises FSC and/or Licensee that in the opinion of such counsel there exists a conflict between the interests of FSC and the interests of Licensee in connection with any issues arising out of such infringement claim, including without limitation the litigation or settlement thereof, then FSC shall retain, at its expense, additional outside counsel acceptable to Licensee to represent the interests of Licensee with respect to such conflict.

8.3 In case the RTP is held to constitute an infringement and its use is in any way enjoined, FSC shall at its option and expense (a) procure for LICENSEE the right to continue using the RTP or (b) replace or modify the same so that it becomes non-infringing and performs the same service with substantially the same quality, or, if neither of the foregoing options (a) or (b) are commercially practicable, (c) grant


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         LICENSEE a credit, less reasonable depreciation for use, damage and obsolescence, upon return of the RTP to FSC , but in no event less than the amount LICENSEE is obligated to return to its customers.

8.4 Except as expressly provided in Section 8.1, LICENSEE shall defend FSC from all third party claims brought against FSC to the extent based upon the combination of RTP with the Named Product, provided that FSC shall notify Licensee promptly in writing of any action brought against FSC based on a claim described in this Section 8.4. Licensee sole obligation shall be to defend such action at its expense and pay all expenses and costs attributable to such claim incurred by FSC, and all settlements and damages awarded against FSC in such action or settlement that are attributable to such claim. Licensee shall have control of the defense of such action including appeals, and of all negotiations thereof, including the right to effect any settlement or compromise with the written consent of FSC. FSC shall reasonably cooperate with Licensee in the defense of such claim at Licensee's cost, and may be represented, at FSC's expense, by counsel of FSC's selection. In the event that counsel retained by Licensee advises FSC and/or Licensee that in the opinion of such counsel there exists a conflict between the interests of FSC and the interests of Licensee in connection with any issues arising out of such infringement claim, including without limitation the litigation or settlement thereof, then Licensee shall retain, at its expense, additional outside counsel acceptable to FSC to represent the interests of FSC with respect to such conflict.

9        CONFIDENTIAL INFORMATION

9.1 Each party shall maintain the confidentiality of the other party's Confidential Information and shall not, without the other party's prior written consent, (a) use such Confidential Information in any manner not authorized under this Agreement, or (b) disclose any such Confidential Information in any form to any person, except to (i) its employees or agents whose access is necessary in connection with the performance of this Agreement and (ii) licensees licensed under this Agreement to receive such Confidential Information. Each party shall protect the other party's Confidential Information to the same extent and with all reasonable efforts as it protects its own Confidential Information in order to maintain the security and confidentiality of Confidential Information. "Confidential Information" means any business or technical information of either party, that (a) is provided to the other party in connection with this Agreement, (b) is designated in writing as confidential information, and (c) concerns the party's business, methods, plans, designs, procedures, systems operations, or technology, research, customer or financial data. Confidential Information includes the RTP and the Source Code, except to the extent that the License and rights granted under this Agreement permit distribution of the same (and derivative works thereof) to third parties. Confidential Information does not include


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         any information that (a) is or becomes publicly available through no act, omission or fault of the receiving party, (b) was or is known to the receiving party without any obligation of confidentiality before being received from the disclosing party, (c) is disclosed to the receiving party by a third party not under any obligation of confidentiality owing to the disclosing party, or (d) is independently developed by the receiving party.

9.2 Any breach of Section 9.1 above may cause immediate and irreparable harm for which monetary damages would be an inadequate remedy and therefore, if any Confidential Information is wrongfully disclosed or used, then in addition to the remedies provided by this Agreement and by law, the party whose Confidential Information is wrongfully disclosed or used shall be entitled to an injunction preventing further disclosure or use of the Confidential Information by the other party or by any third party to whom the Confidential Information has been wrongfully disclosed.

9.3 The obligations of this Article 9 shall continue throughout the term of this Agreement and shall survive for three (3) years following any expiration or termination of this Agreement.

10       EXPORT; RESTRICTED RIGHTS

The Parties agree to cooperate in complying with any export laws and regulations of the United States, including the regulations of the U.S. Department of Commerce, with respect to the export of U.S. origin technical data and commodities, and agree to provide the Letters of Assurance and other documents as may be required under such laws and regulations and secure licenses for export or re-export.

11       ACCEPTANCE

11.1 LICENSEE shall diligently evaluate the RTP Software and shall submit a written acceptance or rejection to FSC within ninety (90) days after delivery of each RTP object code release or thirty (30) days after the last reported severity 1/2 error, whichever is later.

11.2 In the absence of written rejection by such date, LICENSEE will be deemed to have accepted the Licensed Programs.

11.3     LICENSEE may reject the Licensed Programs if:


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11.3.1   On the Acceptance Date, there are any unresolved problems of Severity 1 or 2 (as set forth in Schedule C of each Addendum) reported to FSC at least thirty (30) days previously, or

11.3.2 On the Acceptance Date, there is an unreasonable number of open problems of Severity 3 or 4 which FSC has failed to resolve within the committed resolution time described in Schedule C.

11.4 Upon written rejection by such date, LICENSEE's license rights to the rejected Licensed Programs shall be terminated, LICENSEE shall destroy all of the Proprietary Information associated with the rejected Licensed Programs, and FSC will promptly refund to LICENSEE all payments made for the rejected Licensed Programs.

11.5 Following acceptance of the Licensed Programs by LICENSEE, FSC will have no liability for the consequences of any use, which LICENSEE makes of the Licensed Programs except, as otherwise provided in this Agreement.

12.0     MISCELLANEOUS

12.1 This Agreement may be amended only by the written agreement of the parties.

12.2 This Agreement, and the rights and obligations of a party hereunder, may not be assigned or delegated, voluntarily or by operation of law, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, provided, however, that either party may assign this Agreement without the prior written consent of the other (i) to any subsidiary or company of which the assigning party is a subsidiary so long as the assigning party remains responsible for such subsidiary's performance. or (ii) subject to sections 5.5 or 5.6 of this Agreement, to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets to which this Agreement pertains, by purchase of stock, assets, merger, reorganization or otherwise, and which has assumed in writing or by operation of law its obligations under this Agreement.

12.3 This Agreement is the result of negotiation between the parties and, accordingly, shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof.

12.4 This Agreement constitutes the whole and entire agreement of the parties on the subject matter hereof. This Agreement supersedes all prior representations, proposals, correspondence, memoranda or other communications, whether written or oral, all of which are expressly excluded from this Agreement. In the event of a conflict between the terms of this Agreement and any schedules attached hereto the terms of the Agreement shall prevail.

12.5 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of its conflict of law principles

12.6 FORCE MAJEURE. Neither party shall be liable for any loss or damage due to failure or delay arising out of acts of God or any other cause beyond that party's reasonable control.

12.7 Notwithstanding injunctive relief according to Section 9.2, all disputes arising out of or in connection with the present agreement, including any questions regarding its existence, validity or termination, shall be finally settled by binding arbitration under the "Commercial Rules" of arbitration of the American Arbitration Association (AAA) by three arbitrators in accordance with said Rules. Each party shall nominate one arbitrator for confirmation by the competent authority under the applicable Rules (Appointing Authority). Both arbitrators shall agree on the third arbitrator within 30 days. Should the two arbitrators fail, within the above time limit, to reach agreement on the third arbitrator, he shall be appointed by the Appointing Authority. If there are two or more defendants, any nomination of an arbitrator by or on behalf of such defendants must be by joint agreement between them. If such defendants fail, within the time limit fixed by the Appointing Authority, to agree on such joint nomination, the proceedings against each of them must be separated. All arbitrators must have sufficient experience in the IT industry and in international business transactions.
         Notwithstanding the rules of arbitration of the AAA, the parties (i) shall submit their dispute to the arbitrators within 2 months following their decision that they could not resolve their dispute, (ii) each party shall have no more than 5 days to present their case and (iii) the arbitrators shall be instructed to render their decision within 30 days following the conclusion of each party's presentation. The arbitrators shall specify the basis for their decision. The arbitrators shall not award any punitive damages. The decision of the arbitrators shall be considered as a final and binding resolution of the dispute, shall not be subject of appeal and may be entered as a judgment in any court of competent jurisdiction. The seat of arbitration shall be Switzerland. The procedural law of this place shall apply where the Rules are silent, however no pre-trial discovery procedure or jury trial shall be allowed in the arbitration proceedings. The language to be used in the arbitration proceedings shall be English. The whole arbitration procedure shall be executed pursuant to a strict non-disclosure agreement signed by the parties and the arbitrators agreeing to conduct such proceedings and maintaining in confidence all confidential information or trade secrets disclosed or produced in the course thereof. All press releases or public statements regarding the status of such proceedings shall be prepared jointly and only by the parties, unless otherwise required by law.

12.8 Each party is and shall remain an independent contractor. Nothing in this Agreement shall be deemed to establish a partnership, joint venture or agency relationship between the parties. Neither party may obligate or bind the other party in any manner to a third party.

12.9 Any notices required to be given under this Agreement shall be in writing and sent to the address of the appropriate party as set forth below or to such other address as may have been substituted by written notice and shall be effective upon receipt.


If to LICENSEE:

Michael Regan
VP Engineering - Voice
Unisphere Networks Inc.
One Executive Drive
Chelmsford, MA, 01824
978-848-0350 (voice)
978-848-0399 (fax)
e-mail: mregan@unispherenetworks.com


Georg Haubs
Vice President - Strategic Planning and Business Development
Unisphere Networks Inc.
One Executive Drive
Chelmsford, MA, 01824
978-848-0313 (voice)
978-848-0399 (fax)
e-mail: ghaubs@unispherenetworks.com


If to FSC:

Dr. Bartholomaeus Kellerer
Director UNIX Products
Fujitsu Siemens Computers GmbH
FSC EP OS XP
81730 Munchen
Phone: +49 89 636 47805
Fax: +49 89 636 48976
mailto: bartholomaeus.kellerer@fujitsu-siemens.com

Dr. Mathias Lejeune
FSC Legal
Fujitsu Siemens Computers GmbH
81730 Munchen
Phone: +49 89 636 42651
Fax: +49 89 636 46648
mailto: mathias.lejeune@fujitsu-siemens.com

12.10 Any notices given shall be deemed to have been received as follows: if sent by facsimile, when transmitted; if sent by certified first class mail, on the date of delivery as shown on the return receipt; if sent by Federal Express or equivalent overnight delivery services or by personal delivery, on the date delivered.

12.11 The waiver by either party of a breach or default by the other party, or the failure to exercise any remedy, shall not be deemed to be a waiver of any future breach, default or remedy. All remedies of a party provided herein, together with all remedies available at law or in equity, shall be cumulative.

12.12 If any provision or provisions of this Agreement shall be held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired. The parties agree to negotiate to replace the illegal, invalid or unenforceable provision with a legal, valid and enforceable provision that preserves the rights and obligations of the parties to the fullest practicable extent.

12.13 This Agreement shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties.



IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.




FSC                                              UNISPHERE NETWORKS INC.




By: /s/ Kellerer                                 By:  /s/ James A. Dolce, Jr.
  ----------------------------------                 ---------------------------
         (Signature)                                        (Signature)

Name: Kellerer                                   Name:    James A. Dolce, Jr.
    --------------------------------                      ----------------------

Title: Director                                  Title:   CEO and President
     -------------------------------                      ----------------------

Date: March 9th, 2001                            Date:    March 9th, 2001
    --------------------------------                      ----------------------



By: /s/ illegible
  ----------------------------------
         (Signature)

Name: illegible
    --------------------------------

Title: Counsel
     -------------------------------

Date: March 9th, 2001
    --------------------------------

SCHEDULE A - OFFERED PRODUCTS, TECHNOLOGY LICENSING FEES & ROYALTY SCHEDULE

RTP LIST PRICE-PRODUCT DELIVERABLES:


1. RTP-C

RTP-C is a package which bundles the following modules:

RTP-CS (Core Simplex) provides complete RTP API.

RTP-CNS (Core Non-Stop)

Upgrades a Simplex system to a highly available n-node cluster which allows full non-stop computing functionality, distributed across multiple computing nodes (for pricing purposes only, technically already contained in RTP-CS).

The simplex version is created for pricing purposes only; technically a multi-node SW will be delivered.

2.    RTP-SS7 (provide SS7-Stack including ISUP + TCAP + MAP)

RTP- CS /CNS DEPLOYMENT LICENSES

INTERNET OFFLOAD


PRODUCT           40,000 PORTS    EXPANSION FROM  40,001   EXPANSION FROM 200,001    EXPANSION ABOVE
                                  TO 200,000  PORTS        TO 600,000 PORTS          600,001  PORTS
------------------------------------------------------------------------------------------------------
RTP-CS            $ 20,000        $ 0.30 per port          $ 0.15 per port           $ 0.05   per port

RTP-CNS                                                    $ 25,000

VOICE APPLICATIONS


PRODUCT           10,000 PORTS    EXPANSION FROM    EXPANSION FROM    EXPANSION FROM    EXPANSION FROM    EXPANSION
                                  10,001 TO         20,001 TO         60,001            120,001 TO        ABOVE 240,001
                                  20,000 PORTS      60,000 PORTS      TO 120,000 PORTS  240,000 PORTS     PORTS
-------------------------------------------------------------------------------------------------------------------------
RTP-CS            $ 35,000        $ 3.00 per port   $ 1.50 per port   $ 0.50 per port   $ 0.45 per port   $ 0.35 per port

RTP-CNS                                                               $ 25,000


For small start configurations a special 5,000 port configuration is offered at the price of $17,500.

Lab evaluation licenses for both applications are free of charge for 6 months (maximum five simultaneous).

These prices are based on the following performance and configuration assumptions provided by Licensee:

-    Voice: call duration 4 min; 1.5 ports per call on average

-    IOL: call duration 30 min; 2 ports per call

-    83 tps per CPU under normal system load including application processing
     (70%)

-    3 tps per call

Substantial Changes of these assumptions shall be reported from Licensee to FSC and new prices will be negotiated in good faith.


RTP-SS7 DEPLOYMENT LICENSE (ULTICOM)
License prices are based on the aggregate annual purchasing volumes of Ulticom's Software, Board and Link revenues including revenues for RM-series of Siemens AG and related companies.

Less than $ 2,500,000                                           $ 106,000
$ 2,500,001 to $ 4,000,000                                      $  98,000
$ 4,000,001 and above                                           $  85,000


RTP-SS7 BOARDS

 Board Prices are based on the aggregate annual purchasing volumes of software, boards and link revenues including revenues for RM-series of Siemens AG and related companies.

      BOARD                                               BOARD PRICE
                      --------------------------------------------------------------------------------
                        LESS THAN                 $2,500,001                     $ 4,000,001 AND ABOVE
                      $ 2, 500,000               TO $ 4,000,000
                      ------------               --------------                  ---------------------
Two link V.35            $ 8.400                    $ 7.400                             $ 6.400
PCI Board

4-link T1/ E1           $ 13.000                    $ 11.600                           $ 10.600
PCI Board

8-link T1/E1 PCI        $ 17.000                    $ 16.000                           $ 14.800
Board

8-link T1/E1 PCI        $ 5.500 (net, no
Board for               additional discount)
development
purposes

NOTE: HW support for Ulticom boards are not covered by this agreement and need to be contracted separately between LICENSEE and Ulticom.

SCHEDULE B - SUPPORT AND MAINTENANCE FEES


1. RTP-DEVELOPMENT- AND -SUPPORT LICENSE:


    RTP-DEVELOPMENT / SUPPORT LICENSE is required for each different application/project which is developed on top of RTP (example: Voice Application including Internet Offload). If the development group is spread over several development sites, the license has to be paid only once. The license includes 7x24 premium support for one year. For subsequent years a reduced support license is available.





    RTP-DEVELOPMENT LICENSE

    RTP-C-Development:  $  120,000
    RTP-SS7-Development:  $  127,000

    These development licenses are waived for the applications covered by this agreement on the day of signature.


    RTP-DEVELOPMENT-SUPPORT LICENSE


    RTP-PREMIUM-CARE (7X24) is an annual fee, which includes beside the maintenance all new update and upgrade versions of RTP. RTP-Premium-Care
    (7x24) is tailored to meet the support and maintenance needs of application developers. Standard support contracts for end customers are licensed per cluster. In opposite to these licenses, RTP-Premium-Care is a package for the complete development site. It covers a pool of cluster servers, which are deployed for application development. RTP-Premium-Care provides direct access to RTP engineering. RTP-Premium-Care is mandatory for each development and test site.


    The following table defines the support licenses available:


        PRODUCT LICENSE                          NUMBER OF SYSTEMS       TOTAL LICENSE LIST
                                                                         PRICE
        -----------------------------------------------------------------------------------
        RTP-C-Premium-Care-4                             1-4                   $ 40,000

        RTP-C-Premium-Care-UL                            > 4                   $ 60,000

        RTP-SS7-Premium-Care-4                           1-4                   $ 42,000

        RTP-SS7-Premium-Care-UL                          > 4                   $ 63,000

    For V1.0 the first annual fee is due with FCS (First Customer Shipment) planned for April/May 2001.

2. DEPLOYMENT SUPPORT LICENSE:


    For each deployed license of the Named Product, the licensee has to sell a RTP support license to the end customer (can be embedded in the support license of the Named Product). The deployment support license will be 15% of the RTP product list price. This annual support fee includes the maintenance support as described in Schedule C plus the new update and upgrade versions of RTP. FSC will provide second level support; front-line support has to be provided by the licensee (details in Schedule C).

SCHEDULE C MAINTENANCE AND SUPPORT

In accordance with the article 3.0 and Schedule B of this Agreement, FSC will provide Licensee and Licensee's customer with Maintenance and Support Services as further described herein. These Services are only applicable to Licensee and Licensee's customer with properly licensed RTP Software from FSC and a non-terminated Development- or Deployment-Support License.


FSC RESPONSIBILITIES

FSC will provide back-end or third level technical support and maintenance for RTP Software in accordance with the Maintenance and Support Services for

     -    RTP-Core as described below in section C 1

     - RTP-SS7 (as long as Ulticom's SS7 stack is bundled with RTP) as described in Attachment D, OEM Maintenance and Support of the OEM License Agreement between Siemens AG and Ulticom.

FSC will also provide a support management escalation contact, to which any concerns with quality of service or status of critical support incidents may be directed.

Should Licensee request for on-site Engineering Support, Licensee shall reimburse FSC for all reasonable travel and lodging expenses incurred by FSC personnel to provide such support, and shall pay FSC its then-current professional services daily consulting rate for the FSC personnel providing Engineering Support.


LICENSEE RESPONSIBILITIES

Licensee will, at its own expense, provide front-line or first and second level technical support to its distributors and end-customers. Such support includes call receipt, call screening, installation assistance, problem identification and diagnosis, efforts to create a repeatable demonstration of the Problem and, if applicable, the distribution of any defective media or Updates.

When requesting support, Licensee will follow FSC's prescribed support procedures and will make best efforts to provide necessary access to technical information, diagnostic data, system configurations, and other items that FSC will require to resolve reported Problems. Licensee will designate no more than two (2) authorized contacts through which support will be routed to FSC.



SCHEDULE C 1 - MAINTENANCE AND SUPPORT SERVICES FOR RTP-CORE (RTP-C)

SOFTWARE UPDATE SERVICES

Licensee with non-terminated Support License automatically receives a copy of new releases of RTP-C and accompanying documentation when made generally available by FSC. Licensee may install the new release on each device with a valid Support License.

MAJOR RELEASES: FSC periodically produces "Major Releases" (e.g. Version 1.1,
2.0 etc.) of the RTP-C Software, which may contain significant new functions and problem repairs. Each Major Release is supported with Minor Releases, Bug Fixing Packages and Technical Support for thirty-six (36) months following the general availability date of that Major Release.

MINOR RELEASES: During the support for a Major Release, FSC periodically produces "Minor Releases" (e.g. Version 1.1B, 1.1C etc.) that may contain new functions with limited impact and problem corrections. Minor Releases also contain the official version of all fast bug fixes agreed upon between licensor and licensee, which are implemented by Licensee between two Minor Releases.

BUG FIXING PACKAGES: During the support period of a Major Release and in between Minor Release deliveries, FSC will deliver Bug Fixing Packages with corrections to Critical Problems.

FSC reserves the right to change the frequency of Major Releases and Minor Releases.


TECHNICAL SUPPORT

FSC shall maintain a trained staff capable of rendering Technical Support for RTP-C Software.

PROBLEM REPORTING: FSC shall maintain a Customer Support Team capable of receiving Licensee generated Problem Reports for Problems manifested on RTP-C. The Customer Support Team is reachable 24 hours per day, 7 days per week via e-mail or via telephone.

PROBLEM REPORTS: Problem Reports submitted by Licensee shall contain the following information and shall be assigned a tracking number by FSC:

-    Identification of end-customers environment.

-    Problem Severity (see Table 1).

-    Identification of Software Releases in use.

-    Machine and Network Configuration.

- Description of Problem, Circumstances leading to the Problem, Licensee's evaluation of the Problem, any other reasonable analysis data available such as line monitor traces, log files etc.

Licensee shall assist FSC, as reasonably requested, to perform additional tests and gather information to aid FSC's analysis of the Problem. In the event of critical problems that are not reproducible at FSC's facilities, FSC may request remote access to Licensee's development center to assist FSC in collecting and analyzing data in the data collection process. In the event the critical problem is not reproducible at Licensee's development center, FSC may request Licensee to obtain remote access to Licensee's

End-customer site in consent with Licensee's end-customer.

PROBLEM SOLUTION. Within the Response Time (see Table 1) of verifying that such Problem is present, FSC shall initiate work in a diligent manner toward development of a Problem Solution (solution that enables the RTP Software to substantially conform to the accompanying documentation for the release). FSC shall inform Licensee of the expected time frame within which such Problem Solution shall be delivered. Notwithstanding any such estimated time frame, FSC shall make reasonable commercial efforts to provide Problem Solution within the Resolution Time defined in Table 1.


RESPONSE AND RESOLUTION TIMES


     SEVERITY       DESCRIPTION                                          RESPONSE TIME         RESOLUTION TIME
--------------------------------------------------------------------------------------------------------------------
                    Critical - Problem that prevents or seriously
                    impairs the execution of a major function in the
        1           Licensed Programs either by LICENSEE or a
                    sublicensee of LICENSEE.  No suitable work-around    4 hours               1 working day
                    is available.

                    Severe Impact - Problem that significantly impairs                         5 working days
                    the execution of a major function in the Licensed
        2           Programs either by LICENSEE or a sub licensee of
                    LICENSEE. A short-term work-around is available.     4 hours

                    Degraded Operation - Problem that disables or        1 working day         20 working days
        3           impairs the execution of a minor function in the
                    Licensed Programs.

                                                                         14 working days       180 working days or in
                    Minor Impact - Problem in a rarely used function                           next maintenance
        4           or problem for which an easy and effective method                          release, whichever
                    for avoiding the impact exists.                                            comes sooner

TABLE 1.

Proposals for temporary workarounds like reboot system/reload HW-Controller, changes of configuration, reducing system load or deactivate single components will be made by our support team within the Response Time.

All Problem Solutions shall be deemed part of the RTP-C Software and subject to the terms and conditions of the License Agreement. Depending on the nature of the Problem and the timing of the next scheduled Major Release or Minor Release, the Problem Solution may take one of the following forms:

-    Major Release or Minor Release.

-    Bug Fixing Package of RTP-C that delivers a correction of the Critical
     Problem.

- Problem Repairs are only made to the Major Release, the latest Minor Release of the supported Major Release or the latest Bug Fixing Package.

- Workaround instructions to enable Licensee to avoid the adverse effects of the Problem, including restarting some or all of the RTP components in the event a solution or fix has not been finalized.

- Temporary "Fast Bug Fixes" implemented by Licensee. Licensee shall report these changes of the source code to FSC. FSC may integrate these changes into the next release of RTP-C or implement an own solution of this problem.

FSC shall include all Problem Solutions as agreed upon between Licensee and Licensor in the next practical and all subsequent releases of the RTP-C.

SCHEDULE D  - LIST OF DELIVERABLES

SOFTWARE
RTP-C  (CORE)
       RTP-C as specified in the documentation listed below
       Source Code RTP-C
       Machine-readable object code of  RTP-C
       Makefiles
       Tools and appropriate sources

RTP-SS7
       Machine-readable object code of SignalWare(R) from Ulticom
       No source code and no headerfiles

DOCUMENTATION
RTP-C
       Installation/Configuration Guide
       Administration Guide
       Programmer Guide
       Online Release Documentation
       Performance Documentation
           FSC will provide for Major Releases basic component-specific Performance figures, including (but in the future not limited) Context Manager, Communication Manager and Timer Manager.
       Data Sheet
       The high availability concept of the Resilient Telco Platform

RTP-SS7
       SignalWare(R) customer documentation from Ulticom



TESTING ON SUN-CLUSTER

RTP tests are performed on a limited set of non PrimePower configurations (at the moment SUN-450 with 4 processors). Tests on other customer specific configurations are in the responsibility of the application developer. On request, test and problem Analysis support can be provided in the framework of RTP service offerings. Of course, FSC takes responsibility for bug fixing in case of identified RTP problems.


Each release shall be certified by FSC to provide the features, and successfully work in the configurations, stated in its Release notes. Furthermore, FSC shall certify that its software performs correctly with the base platform stated above.

SUN CLUSTER CERTIFICATION

In the event that the Named Product needs to be certified by Sun, both partners will jointly go through this certification process, support each other and cover all its portion of the cost. The initial certification cost payable to Sun will be shared 50/50. FSC will pay its share by providing licenses free of charge up to the amount due.

Annual renewal fees have to be carried by licensee. Additional certifications due to major changes in the products have to be carried by the party whose product causes the additional certification. FSC will not carry fees caused by changes in the Sun Cluster Software.

3RD PARTY PRODUCTS PROVIDED BY FSC

SNMP AGENT (SNMP RESEARCH INC)


FSC provides LICENSEE with license for the RTP SNMP master-agent. Subagents would have to be procured by LICENSEE from another vendor.





SS7 STACK


Development support of the Ulticom SS7 stack and SS7 boards is the responsibility of FSC. Inter-operational feature negotiations and support issues between RTP (including OS, clustering software and RTP) and the Ulticom solution are the responsibility of FSC.


 SHAREWARE/FREEWARE USED IN RTP


 as listed in the RTP Data Sheet.